As filed with the Securities and Exchange Commission on March 30, 2011
Registration No. 333-158940

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UFOOD RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	5812	20-4463582
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
255 Washington Street, Suite 100
Newton, MA 02458
(617) 787-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
George Naddaff, Chief Executive Officer
UFood Restaurant Group, Inc.
255 Washington Street, Suite 100
Newton, MA 02458
(617) 787-6000
(Name, address including zip code, and
telephone number, including area code, of agent for service)
Copy to:
Richard A. Krantz, Esq.
Robinson & Cole LLP
1055 Washington Blvd.
Stamford, CT 06901
(203) 462-7500
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post Effective Amendment to a Registration Statement on Form S-1 relates to our recent cancellation of certain 8% Senior Secured Convertible Debentures (“Debentures”) in exchange for shares of our Series A 8% Redeemable Convertible Preferred Stock (the “Preferred Stock”).
As previously reported, on March 19 and April 20, 2009, we sold an aggregate of $5,874,000 of Debentures in a private offering (the “Private Placement”). The Debentures were convertible into 45,184,615 shares of our common stock at the rate of $0.13 per share. In conjunction with the sale of the Debentures, we also issued warrants (“Warrants”) to purchase an aggregate of 22,592,308 shares of common stock. The Warrants were exercisable at a price of $0.14 per share of common stock.
The common stock issuable (i) upon the conversion of the Debentures, (ii) as “in kind” interest on the Debentures and (iii) upon the exercise of the Warrants was registered for resale pursuant to a Registration Statement on Form S-1 filed with the Commission on May 1, 2009 (File No. 333-158940) and the subsequent amendments thereto (the “Registration Statement”), and to which this Post Effective Amendment applies.
On October 4, 2010, the holders of Debentures in the aggregate principal amount of $5,587,500 cancelled their Debentures in exchange for 55,875 shares of Preferred Stock, and on October 29, 2010, the holders of Debentures in the aggregate principal amount of $105,000 cancelled their Debentures in exchange for 1,050 shares of Preferred Stock (the “Exchange Transaction”). The issued shares of Preferred Stock are convertible into 43,788,462 shares of our common stock at a rate of $0.13 per share, and are entitled to receive dividends of 8% per annum. The dividends accrue and are payable in shares of common stock upon the conversion of the Preferred Stock or upon our liquidation, dissolution or winding-up. In addition, the exercise price of the Warrants held by the exchanging Debenture holders was reduced from $0.14 to $0.09, the termination date of such Warrants was extended by one year and the exercise of such Warrants was restricted until October 4, 2011.
This Post Effective Amendment updates the Registration Statement to register for resale the shares of common stock (i) issuable upon conversion of the Preferred Stock issued to former Debenture holders in lieu of the shares of common stock issuable upon the conversion of such Debentures and (ii) issuable as in kind interest under such Debentures. The number shares of common stock registered for resale for each seller stockholder who exchanged Debentures for Preferred Stock is exactly the same following the Exchange Transaction as before the Exchange Transaction because (i) the conversion rate of the Preferred Stock is the same as the conversion rate of the Debentures, and (ii) the dividend rate of the Preferred Stock is the same as the interest rate of the Debentures.
The following selling stockholders exchanged their Debentures for Preferred Stock in connection with the Exchange Transaction:

	Shares of Common Stock
	Underlying Preferred Stock	Shares of Common Stock
	Beneficially Owned Before the	Payable as Dividends under
Selling Stockholder	Offering	the Preferred Stock
Adrienne Baker	153,846	36,923
Alan J. Sheldon	230,769	55,385
Alessandro Cornale	76,923	18,462
Anasazi Partners II, LLC	76,923	18,462
Antonio J. Pereira, Jr. (Not 100% sure about spelling of last name)	384,615	92,308
Barry A. Gleichenhaus	384,615	92,308
Barry S. Neal	192,308	46,154

	Shares of Common Stock
	Underlying Preferred Stock	Shares of Common Stock
	Beneficially Owned Before the	Payable as Dividends under
Selling Stockholder	Offering	the Preferred Stock
Bob Semple	384,615	92,308
BonAnno Family Partnership, LLLP	1,153,846	276,923
Bradley A.Luepnitz & Fay Luepnitz JTWROS	153,846	36,923
Bruce T. Gordon	384,615	92,308
Byron Baldwin	153,846	36,923
Christopher P. Baker	153,846	36,923
Cimorolo Partners, LLC	153,846	36,923
Craig B. Cornelius	384,615	92,308
Daniel Blacker and Stefanie Lisa Schwartz, Tenants by the Entirety	115,385	27,692
David Adilman	61,538	14,769
David and Arlene Stone	192,308	46,154
David M. Andrews	769,231	184,615
David R. Benham	76,923	18,462
Donald Corbett	76,923	18,462
Donald E. Hinkle	76,923	18,462
Donald J. Richards	769,231	184,615
Donald Neil Gissler/ Lynn Patton Gissler	384,615	92,308
Drew S. Dettling Living Trust U/A Dated 06/06/1991	384,615	92,308
Eric G. Leininger	384,615	92,308
Frank D. Cannetti	76,923	18,462
Frank Lin	115,385	27,692
Gary W. Jaster	76,923	18,462
Gene Monaco	2,307,692	553,846
Gerd Wittkemper	769,231	184,615
Golden Opportunity Consulting, LLC	1,538,462	369,231
Graham Defries	307,692	73,846
Greg S. Jones	153,846	36,923
Greg Storm	769,231	184,615
Guy Vernon Morgan	76,923	18,462
Harry Brakeley	769,231	184,615
Henry S. Smith Revocable Trust	192,308	46,154
Hilary A. Robbins	192,308	46,154
Hugo Were	115,385	27,692
James C. Donohue IV	384,615	92,308
James C. Hill, Jr.	76,923	18,462
James Smelgus	115,385	27,692
Jessica M. Robbins	192,308	46,154
John J. Reinhart	384,615	92,308
John L. Woodward, Jr.	76,923	18,462
John Robbins	961,538	230,769

	Shares of Common Stock
	Underlying Preferred Stock	Shares of Common Stock
	Beneficially Owned Before the	Payable as Dividends under
Selling Stockholder	Offering	the Preferred Stock
John S. Celi	115,385	27,692
Jonathan Leonard Mayne	230,769	55,385
Joseph B. Tompkins	769,231	184,615
Joseph C. Benucci & Donna M. Benucci	384,615	92,308
Joseph R. Piscitelli, Jr.	76,923	18,462
Judith Helen Lloyd	384,615	92,308
Keith B. and Angela M. Oxenreider	769,231	184,615
Keith F. Johnson	153,846	36,923
Keith Mueller	1,923,077	461,538
Keith Nicholson	192,308	46,154
Kenneth Coreless	769,231	184,615
Kenton Keller	1,153,846	276,923
Lisa L. Campbell	153,846	36,923
Loren G. Beadle	1,538,462	369,231
Marc S. Skaletsky	76,923	18,462
Mark Abrams	384,615	92,308
Mark Greenberg	1,153,846	276,923
Martin J. Somelofske	126,923	30,462
Martingale Holdings II, LLC	961,538	230,769
Matthew W. Mehok	138,462	33,231
Michael D. Goodson	769,231	184,615
Paul Daugherty	384,615	92,308
Philip Andrew George	769,231	184,615
Point Prospect, Inc.	769,231	184,615
R. James BonAnno Jr.	769,231	184,615
Raymond J. & Joan E. Bonanno	1,153,846	276,923
Raymond Jewitt	384,615	92,308
Richard Anthony Smee	115,385	27,692
Robert H. Delves	769,231	184,615
Robert L. Montgomery	153,846	36,923
Robert W. Denner Living Trust 12-01-1995	769,231	184,615
Ron Eller	76,923	18,462
Ronald Wolf	76,923	18,462
Roy S. Loomis / Claudia J. Loomis	384,615	92,308
Salman Wakil	384,615	92,308
Scott J. Jecmen	1,923,077	461,538
Scott M. Uelner	38,462	9,231
Sean Weir	384,615	92,308
Seth Levine	192,308	46,154
Stephen C. Snyder	192,308	46,154
Steven L. Rathjen	384,615	92,308

	Shares of Common Stock
	Underlying Preferred Stock	Shares of Common Stock
	Beneficially Owned Before the	Payable as Dividends under
Selling Stockholder	Offering	the Preferred Stock
Susan K. Smith Trust	461,538	110,769
Terry Adams	769,231	184,615
The Apregan Family Living Trust	576,923	138,462
Thomas G. Gornick	192,308	46,154
Timothy M. Finnegan	769,231	184,615
Victor Tutino	192,308	46,154
Warren H. Watkins Trust, Warren H. Watkins Trustee U/A with Warran H Watkins Dated 1/27/03	769,231	184,615
Wendy O. Mueller	384,615	92,308
As a result of the reduction in the Warrant exercise price for former Debenture holders who participated in the Exchange Transaction, if the Warrants are exercised in full, the estimated proceeds from such exercise would be $14,113,690 (assuming all of the Warrants are exercised through the payment of cash to the Company).

Item 16.	Exhibits.

Exhibit No.	Description

3.1
Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on October 6, 2010)

10.1
Form of Subscription and Exchange Agreement between UFood Restaurant Group, Inc. and each Investor (as defined therein), each dated as of either October 1, 2010 or October 29, 2010 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on October 6, 2010)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Newton, Massachusetts, on March 30, 2011.

UFood Restaurant Group, Inc.
By:	/s/ George Naddaff
	Name:	George Naddaff
	Title:	Chief Executive Officer
In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ George Naddaff		March 30, 2011
George Naddaff	Chairman and Chief Executive Officer
(Principal Executive Officer)

/s/ Charles A. Cocotas		March 30, 2011
Charles A. Cocotas	President, Chief Operating Officer and Director

/s/ Irma Norton		March 30, 2011
Irma Norton	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Mark Giresi		March 30, 2011
Mark Giresi	Director

March _____, 2011
Robert Grayson	Director

/s/ Richard Golden		March 30, 2011
Richard Golden	Director

March _____, 2011
Keith Mueller	Director